UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – August 7, 2008

WIRELESS AGE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

3565 King Road, Suite 102
King City, Ontario Canada L7B 1M3
(Address of principal executive offices)

(905) 833-2753
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                                  Entry into Material Definitive Agreement

On August 7, 2008, Wireless Age Communications, Inc. (“Wireless Age” or the “Company”) entered into a Stock Purchase Agreement with 2181427 Ontario Ltd. (“2181427 Ontario”), a third party investor, to dispose of a portion of its investment in marketable securities of Newlook Industries Corp. (“Newlook”).

Prior to the sale the Company had accumulated 4,225,307 common shares of Newlook at total cost of $1,982,302 (CAD$2,021,313) representing approximately 14% of the issued and outstanding shares of Newlook. The Company originally made the investment in Newlook shares in order to improve the Company’s working capital position and to position the Company for financial gain.

The Company completed the sale of 2,900,000 common shares of Newlook (the “Shares”) to 2181427 Ontario in exchange for total consideration of $1,848,620 (CAD$1,885,000) or $0.64 (CAD$0.65) per share. 2181427 Ontario paid $184,862 (CAD$188,500) at closing and provided an interest bearing secured promissory note of $1,663,758 (CAD$1,696,500) to Wireless Age (the “Promissory Note”). The Promissory Note will be repaid in six consecutive monthly payments of $83,188 (CAD$84,825), on the last business day of the month, beginning in November 2008 and ending in April 2009, and seven consecutive monthly payments of $166,376 (CAD$169,650), on the last business day of the month, beginning in May 2009 and ending in November 2009. Interest under the Promissory Note is calculated based on Canadian Prime Rate (currently 4.75%) and is secured by a portion of the Shares sold to 2181427 Ontario. The Shares will be held in escrow and will be released over time on the condition 2181427 Ontario is not in default under the Promissory Note.

2181427 Ontario is controlled by Paul Marsiglio and other private investors. Newlook is the controlling shareholder of Wireless Age by virtue of its 56% ownership interest in the Company.

The average cost of the Shares is approximately $0.47 per share; therefore the Company will record a realized gain on disposal of marketable securities of approximately $493,000 during the third quarter of fiscal 2008. Following closing the Company will hold 1,325,307 shares of Newlook representing an ownership position in Newlook of approximately 4%. The Company intends to dispose of all remaining Newlook securities prior to fiscal year end.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Dated: August 14, 2008	By:	/s/ Gary Hokkanen
Name: Gary Hokkanen
Title: Chief Financial Officer